Exhibit 99.(g)(xvii)

FORM OF

AMENDMENT NO. 16

To the

MASTER CUSTODIAN CONTRACT

Amendment, as of                   , 2013, to the Master Custodian Contract dated September 26, 2001, (the “Contract”) among Each Registered Investment Company Identified on Appendix A (each, a “Fund” and collectively, the “Funds”) and State Street Bank and Trust Company (the “Custodian”).

WHEREAS, the Custodian and the Fund wish to document recent changes and to update Appendix A to the Master Custodian Contract for various Funds under the Contract, as reflected below;

WHEREAS, on May 14, 2013, the Board of Trustees of MST ratified and approved the creation of the Munder Emerging Markets Small-Cap Fund and approved the fees payable by such Fund to State Street for custody services.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Custodian and the Funds agree to amend the Contract as follows:

1.                                      Appendix A to the Contract is hereby deleted and replaced in its entirety with the attached Appendix A.

IN WITNESS WHEREOF, the parties have caused this document to be executed by its duly authorized officer below.

MUNDER SERIES TRUST,		STATE STREET BANK AND TRUST COMPANY
on behalf of its Funds

By:		By:
Name:	Stephen J. Shenkenberg	Name:
Title:	Vice President, Secretary, CCO & CLO	Title:

1

MASTER CUSTODIAN AGREEMENT

APPENDIX A

Dated as of                 , 2013

Munder Series Trust

Munder Bond Fund

Munder Emerging Markets Small-Cap Fund

Munder Growth Opportunities Fund

Munder Index 500 Fund

Munder Integrity Mid-Cap Value Fund

Munder Integrity Small/Mid-Cap Value Fund

Munder International Fund-Core Equity

Munder International Small-Cap Fund

Munder Micro-Cap Equity Fund

Munder Mid-Cap Core Growth Fund

Munder Veracity Small-Cap Value Fund